Exhibit 6

CONSENT OF TRUSTEE

Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issue by Accredited Mortgage Loan Trust, Asset Backed Notes, Series 2006-2, we hereby consent that reports of examination by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.

June 6, 2006

Deutsche Bank National Trust Co.

By:	/s/ Ronaldo Reyes
Ronaldo Reyes
Vice President